Exhibit 5.1

August 21, 2013

Santo Mining Corp.

Ave. Sarasota #20, Torre Empresarial, Suite 1103

Santo Domingo, Dominican Republic

Gentlemen:

You have requested our opinion, as counsel for Santo Mining Corp., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of up to 8,950,000 shares of the Company’s common stock, including (i) 2,226,656 shares of common stock, par value $0.00001 per share (the “Common Stock”) issued to a common stock purchase agreement dated June 20, 2013 (the “Purchase Agreement”) and addendum to the common stock purchase agreement dated August 14, 2013 (the “Addendum”); and (ii) 6,723,344 shares to be issued pursuant to the Purchase Agreement.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that: (a) the 2,226,656 shares referred in (i) above are duly authorized, validly issued, fully paid and non-assessable, and (b) the 6,723,344 shares to be sold by the selling stockholder, as referred in (ii) above, issuable upon the conditions contemplated in the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, 2nd Floor, Manalapan, NJ 07726 Tel 732 409 1212 Fax 732 577 1188

475 Park Avenue South, 28th Fl., New York, NY 10016 Tel 646 588 5195 Fax 646 619 4494

anslowlaw.com